10f-3 REPORT

MANAGED MUNICIPALS PORTFOLIO INC.


June 1, 2000 through May 31, 2001

	Trade				% of
Issuer	Date	Selling Dealer	Amount	Price	Issue (1)

NYS Thruway Auth	7/13/00	Morgan Stanley	3,000,000	98.801	1.17	A
  Highway & Bridge
  Series B-1
  5.40% due 4/1/2017

Hamilton County OH	10/26/00	 Merrill Lynch	2,000,000	94.526	19.07	B
 Sales Tax Revenue
 5.25% due 12/1/2032

Jacksonville, FL	12/19/00	Paine Webber	2,000,000	98.520	4.62	C
Electric Authority
Water & Sewer 5.375%
 due 10/1/2035

NYC Muni Water & 	11/21/00	Merrill Lynch	8,000,000	97.629	23.96	D
  Sewer Systems Rev
  5.500% due
  6/15/2023


Pinellas County, FL	1/19/01	Merrill Lynch	2,000,000	96.539	2.05
   Health Facilities
   Authority Baycare
   5.00% due
   11/15/2030

Oregon State Dept	3/30/01	Bear Stearns	2,000,000	97.219	2.33	E
  Administrative Ser
  COP Series B
  5.000% due
  11/15/2030

New York City Water	4/27/01	Merrill Lynch	9,000,000	98.251	7.08	F
  Finance Authority
  5.25% due 6/15/2025


St. Louis MO Airport	5/17/01	Bear Stearns	2,000,000	95.83	10.52	G
  Rev. Development
   5.000% due 7/1/2021


Jacksonville FL	5/25/01	UBS PaineWebber	3,000,000	96.346	9.22	H
   Sales Tax Revenue
   5.000% due
    10/1/2023

(1)  Represents purchases by all affiliated funds; may not exceed
       25% of the principal amount of the offering.

A - Includes purchases of $64,745,00 by other Smith Barney Mutual Funds. B - Includes purchases of $4,000,000 by other Smith Barney Mutual Funds. C - Includes purchases of $7,150,000 by other Smith Barney Mutual Funds. D - Includes purchases of $7,150 by other Smith Barney Mutual Funds.
E - Includes purchases of $500,000 by other Smith Barney Mutual Funds.
F - Includes purchases of $17,000,000 by other Smith Barney Mutual Funds. G - Includes purchases of $43,795,000 by other Smith Barney Mutual Funds. H - Includes purchases of $17,135,500 by other Smith Barney Mutual Funds.